UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported)
June 17, 2010

Smartdata Corporation
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53498
(Commission File Number)

87-0449945
(IRS Employer Identification Number)

PO BOX 573633
Murray, UTAH 84157
(Address of principal executive offices)

(801) 557-6748
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02      Termination of a Material Definitive Agreement

(a)

(1)           On June 17, 2010, SMARTDATA CORPORATION, a Nevada corporation (“SmartData”), Burkeley J. Priest and the Munson Family Limited Partnership (each individually, a “Principal SmartData Stockholder,” and together collectively, the “Principal SmartData Stockholders”) and SURE STORAGE USA, INC., a Nevada corporation (“Sure Storage”) agreed to terminate and rescind the Agreement and Plan of Merger (the “Agreement and Plan of Merger”) effective as of February 22, 2010. A copy of the Termination Agreement (the “Agreement”) is attached hereto as Exhibit 10.1.

(2)           SmartData, the Principal SmartData Stockholders and Sure Storage are parties to that certain Agreement and Plan of Merger effective as of February 22, 2010, pursuant to which and in accordance with its terms, among other things, at the Effective Time, Sure Storage would be merged with and into SmartData (the “Merger”), the separate corporate existence of Sure Storage would cease, and SmartData would continue as the surviving corporation of the Merger.

(3)           Effective upon the mutual execution and delivery of this Agreement by SmartData, the Principal SmartData Stockholders and Sure Storage, pursuant to the Agreement, the Agreement and Plan of Merger is terminated, all of the transactions contemplated by the Agreement and Plan of Merger, including the Merger, are of no further force or effect and will not be effected, and except as otherwise provided in Section 3 of the Agreement, all further obligations of the parties under the Agreement and Plan of Merger are terminated without further liability of any part thereto to any other party thereto.

(4)           Not applicable.

Item 9.01     Financial Statements and Exhibits

(d)                      Exhibits

10.1           Termination Agreement, dated June 17, 2010.

# # #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Smart Data Corporation (Registrant)

By:	/s/ Burkeley J. Priest
Name: Burkeley J. Priest
Title: Chief Executive Officer

Date: June 21, 2010